Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT

Scott Wylie, Vice President	Mark Plungy, Senior Manager
Investor Relations	Public Relations
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA UPDATES FOURTH QUARTER GUIDANCE

SALES EXPECTATIONS MOVE UPWARD

San Jose, Calif., November 30, 2009—Altera Corporation (NASDAQ: ALTR) today announced that, based on quarter-to-date results and the company’s outlook for the remainder of the quarter, the company now expects sales for the fourth quarter to be 15 percent to 18 percent above third quarter levels. Previous guidance was for sales growth of 6 percent to 10 percent.

The company expects all four of its vertical markets to be up sequentially in the fourth quarter reflecting a strong new product cycle as well as improving end market trends and customer desire for appropriate inventory to support sales levels. Sales to wireline and wireless telecommunications equipment manufacturers will likely be the largest contributor to fourth quarter growth as demand for Chinese and Indian deployments has continued to improve.

The company will announce fourth quarter results after the market close on January 26, 2010.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s expected fourth quarter sales and the sales outlook for each of the company’s market segments. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, changes in global economic conditions, customer business environment, the pace of Asian telecommunications deployments, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix® II, Stratix II GX, Stratix III, Stratix IV E, Stratix IV GX, Stratix IV GT, Cyclone® II, Cyclone III, Arria® GX, Arria II GX, MAX® II and HardCopy® device families, the rate of turns business in the remainder of the quarter, product availability, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera’s FPGA, CPLD and ASIC devices at www.altera.com. Follow Altera via Facebook, RSS and Twitter.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.